                      FIRST AMENDMENT TO CREDIT AGREEMENT

          This First Amendment to Credit Agreement (this "Amendment") effective as of the 4th day of December, 2000, among ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Borrower"), the financial institutions listed on the signature pages hereof as Lenders (the "Lenders"), CITIBANK, N.A., as issuing bank (the "Issuing Bank") and CITICORP NORTH AMERICA, INC., as agent (the "Agent"),

                              W I T N E S S E T H:

          WHEREAS, the Borrower, the Lenders, the Issuing Bank and the Agent are parties to that certain Credit Agreement dated as of November 9, 1999 (as amended, restated supplemented or otherwise modified from time to time, the "Credit Agreement"); and

          WHEREAS, the Borrower has requested that certain terms of the Credit Agreement be amended, and the Agent, the Issuing Bank and the Lenders have agreed to the requested amendments on the terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Amendments to Article 1.
          -----------------------

          (a) Article 1 of the Credit Agreement, Definitions, is hereby amended by deleting the definition of "Commitment" set forth therein in the entirety and substituting the following in its place:

               ""Commitment" shall mean the several obligations of the Lenders to make Advances of Revolving Loans to the Borrower on or after the Agreement Date, in accordance with their respective Commitment Ratios and pursuant to the terms hereof, the maximum aggregate amount of which shall be $80,000,000 as reduced from time to time pursuant to
          Section 2.5 hereof."

          (b) Article 1 of the Credit Agreement, Definitions, is hereby further amended by deleting clause (h) of the definition of "Borrowing Base" set forth therein in the entirety and substituting the following in its place:

          "(h) the sum of (i) $10,000,000, plus (ii) the amount of other reserves which the Agent shall have established, in its reasonable discretion, for such purposes as the Agent shall have deemed necessary, including, without limitation, reserves for (A) price adjustments and damages; (B) obsolescence of Inventory; (C) special order goods and deferred shipment sales; (D) accrued but unpaid ad valorem and personal property tax liability; and (E) market value declines."

          (c) Article 1 of the Credit Agreement, Definitions, is hereby further amended by adding the following definition of "Additional Unsecured Debt" in appropriate alphabetical order thereto:

               ""Additional Unsecured Debt" shall mean the unsecured Indebtedness debt consisting of credit lines made available to be borrowed by the Borrower, which are provided to the Borrower by one or more lenders, on terms and conditions, and evidenced by documentation, in each case in form and substance acceptable to the Agent in its sole discretion (including any amendments to the Subordination Agreement which may be required by the Agent)."

     2. Amendment to Section 2.1. Section 2.1 of the Credit Agreement, Extension of Credit, is hereby deleted in its entirety and the following is substituted in its place:

               "Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders have extended and agree, severally in accordance with their respective Commitment Ratios and not jointly, to extend credit in an aggregate principal amount not to exceed EIGHTY MILLION DOLLARS ($80,000,000) to the Borrower, as hereinafter provided."

     3. Amendment to Section 2.6. Section 2.6 of the Credit Agreement, Repayment, is amended by deleting the first sentence of paragraph (c) thereof in its entirety and substituting such sentence with the following:

               "Except in connection with and on the Effective Date of the confirmed Reorganization Plan, if at any time after the Agreement Date the Borrower or any of its Subsidiaries shall issue any Capital Stock (other than in connection with the exercise of employee stock options or the issuance of Capital Stock by a Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower), shall sell, lease, transfer or otherwise dispose of any of its assets (other than the license of any Intellectual Property in the ordinary course of business, sales of Inventory in the ordinary course of its business, sales of the Salomon Assets, the Credits, the HDTV Patents, or the HDTV License Agreements or the transfer of the Reynosa Assets in connection with the Reynosa Transfer), or shall incur any Funded Debt (other than the Obligations, the Additional Unsecured Debt and, unless otherwise required by Section 5.23 hereof, other than the LGE Exit Facility), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or such Subsidiary from such issuance, sale or incurrence shall be paid on the date of receipt of the proceeds thereof by the Borrower or such Subsidiary to the Lenders as a mandatory payment of the Revolving Loans."

     4. Amendment to Section 5.23. Section 5.23 of the Credit Agreement, LGE Exit Facility, is hereby deleted in its entirety and the following is substituted in its place:

               "Section 5.23   LGE Exit Facility; Additional Unsecured Debt. To
          the extent available under the LGE Exit Facility, the Borrower shall obtain advances under the LGE Exit Facility, if at any time the average, for each Business Day for the preceding two week period, Availability hereunder is less than $5,000,000. Additionally, the Borrower shall borrow the full amount of the commitment under the LGE Exit Facility three (3) Business Days prior to June 15, 2000 or such later date on which the approval of the LGE Exit Facility by the Korean Ministry of Finance or any other applicable governmental entity is scheduled to expire or terminate, and shall use the Net Cash Proceeds received from such borrowing to make a mandatory prepayment of the Loans in accordance with Section 2.6(c) hereof. The Borrower shall have Additional Unsecured Debt outstanding or available for borrowing in an aggregate principal amount of (a) at least $10,000,000 by December 31, 2000, and (b) $25,000,000 by March 31,
          2001, and at all times thereafter."

     5. Amendment to Section 6.5. Section 6.5 of the Credit Agreement, Additional Reports, is amended by deleting paragraphs (e) and (g) thereof in their entirety and substituting such paragraphs, respectively, with the following:

               "(e) (i) Prior to December 31 of each year, the Borrower shall deliver to the Agent and the Lenders the annual budget for the Borrower and any of the Borrower's Subsidiaries on a month by month basis and in form acceptable to the Agent, and (ii) prior to the end of each fiscal quarter, the Borrower shall deliver to the Agent and the Lenders the forecasts of the Borrower's consolidated income statement, balance sheet, cash flow statement and Borrowing Base availability for each of the four immediately succeeding fiscal quarters (until the Maturity Date);

               (g) Promptly upon receipt thereof, the Borrower shall deliver to the Agent copies of all notices delivered to the Borrower by any lender under the LGE Exit Facility, any lender or guarantor of the Additional Unsecured Debt, or any holder of the Restructured PIK Note, in connection with any such Indebtedness; and"

     6. Amendment to Section 6.6. Section 6.6 of the Credit Agreement, Notice of Litigation and Other Matters, is amended by deleting paragraphs (c) and (g) thereof in their entirety and substituting such paragraphs, respectively, with the following:

               "(c) Within (i) one (1) Business Day of the demand by any lender in connection with the LGE Exit Facility or the Additional Unsecured Debt or any holder of the Restructured PIK Note for the repayment of all or any portion of the principal thereof, the Borrower shall notify the Agent and the Lenders of the occurrence thereof, and (ii) three
          (3) Business Days' of the occurrence of any default (whether or not the Borrower has received notice thereof from any other Person) on Indebtedness of the Borrower or any Subsidiary of the Borrower which singly, or in the aggregate exceed $1,000,000, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;

               (g) Promptly following any (i) Default under any Loan Document, or any default by the Borrower under any New Debenture, the Restructured PIK Note, the LGE Exit Facility or any Additional Unsecured Debt, or (ii) default under any other agreement (other than those referenced in clause (i) of this Section 6.6(g) above) to which the Borrower or any of the Borrower's Subsidiaries is a party or by which any of their respective properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower shall notify the Agent and the Lenders of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;"

     7. Amendment to Section 7.1. Section 7.1 of the Credit Agreement, Indebtedness, is amended by deleting paragraph (g) thereof in its entirety and substituting such paragraph with the following:

               "(g) (i) the Additional Unsecured Debt, and (ii) other unsecured Indebtedness incurred by the Borrower not to exceed $2,000,000 in the aggregate outstanding from time to time."

     8. Amendments to Financial Covenants. Article 7 of the Credit Agreement, Negative Covenants, is hereby amended by deleting Sections 7.8, 7.9, and 7.10 thereof in their entirety and replacing such sections, respectively, with the following:

               "Section 7.8 Minimum EBITDA . The Borrower shall not permit for the fiscal quarter ended (a) September 30, 2000, EBITDA for the immediately preceding twelve (12) month period to be less than ($14,000,000), (b) December 31, 2000, EBITDA for the immediately preceding twelve (12) month period to be less than ($39,000,000), (c) March 31, 2001, EBITDA for the immediately preceding three (3) month period to be less than ($20,000,000), (d) June 30, 2001, EBITDA for the immediately preceding six (6) month period to be less than ($19,000,000), (e) September 30, 2001, EBITDA for the immediately preceding nine (9) month period to be less than ($13,000,000), and (f) December 31, 2001, and each fiscal quarter end thereafter, EBITDA for the immediately preceding twelve (12) month period to be less than the amount herein below specified for such period:

               Quarter End                            Amount
               -----------                            ------
               December 31, 2001                      ($11,000,000)
               March 31, 2002                          $   -0-
               June 30, 2002                           $2,000,000
               September 30, 2002                      $4,000,000

               Section 7.9 Interest Coverage Ratio. Intentionally Omitted.

               Section 7.10 Capital Expenditures. The Borrower shall not make or incur in the aggregate any Capital Expenditures (including Capital Lease Obligations), during any fiscal year, in excess of the amount herein below specified for such year:

               Year                                   Permitted Amount
               ----                                   ----------------
               1999                                   $12,000,000
               2000                                   $ 5,000,000
               2001                                   $ 5,000,000
               2002                                   $ 5,000,000


          ; provided, however, (a) the Borrower may make additional Capital Expenditures during any fiscal year in an aggregate amount equal to the lesser of (i) the unused permitted amount for the immediately preceding fiscal year, and (ii) $2,000,000; and (b) the Borrower may make additional Capital Expenditures during the period from January 1, 2000 through March 31, 2001, in an aggregate amount equal to $4,000,000 for the Borrower's relocation expenses."

     9. Amendment to Section 7.13. Section 7.13 of the Credit Agreement, Amendment and Waiver, is hereby deleted in its entirety and the following is substituted in its place:

               "Section 7.13 Amendment and Waiver. The Borrower shall not, and shall not allow any Material Subsidiary to, without the prior written consent of the Majority Lenders, enter into any amendment of, or agree to or accept any waiver which would adversely affect the rights of the Agent, the Lenders and the Issuing Banks under this Agreement or any other Loan Document, of (a) its certificate of incorporation (other than the amendment to the Borrower's certificate of incorporation filed on or immediately prior to the Agreement Date) and by-laws, (b) the New Debentures, or (c) and any document evidencing any Additional Unsecured Debt, or any document evidencing, securing or guaranteeing the LGE Exit Facility or the Restructured PIK Note."

     10. Amendment to Section 7.15. Section 7.15 of the Credit Agreement, Prepayments, is hereby amended by deleting the first sentence thereof in its entirety and substituting such sentence with the following:

               "Section 7.15 Prepayments. The Borrower shall not prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, (a) the Restructured PIK Note; provided the Borrower may make payments of interest required in accordance with the terms of the Restructured PIK Note and may make payments of principal with the Net Cash Proceeds received by the Borrower from sales of Salomon Assets and Credits; (b) the LGE Exit Facility; provided the Borrower may make payments of principal with the Net Cash Proceeds received by the Borrower from sales of HDTV Patents and HDTV License Agreements, and so long as no Event of Default then exists, the Borrower may make payments of interest due under the LGE Exit Facility; (c) any Additional Unsecured Debt; provided the Borrower may make payments of principal in connection with a refinancing of such Additional Unsecured Debt with the proceeds of replacement Additional Unsecured Debt having substantially similar terms, and evidenced by documentation in form and substance acceptable to the Agent, and so long as no Event of Default then exists, the Borrower may make payments of interest required in accordance with the terms thereof of such Additional Unsecured Debt; and (d) any other Funded Debt (including the New Debentures but other than the Obligations), except the Borrower may make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any other Funded Debt permitted hereunder (whether with respect to principal, interest, or otherwise) if such payments would not violate any subordination provisions governing such Funded Debt."

     11. Amendment to Section 8.1. Section 8.1 of the Credit Agreement, Events of Default, is hereby amended by deleting paragraph (m) thereof in its entirety, and substituting such paragraph with the following:

               "(m) (i) Any lender or holder, as applicable, shall accelerate repayment of any obligation under the LGE Exit Facility or the Restructured PIK Note or commence any action or proceeding to collect any amount due thereunder or exercise or enforce any right or remedy against any collateral securing the LGE Exit Facility or the Restructured PIK Note, or the LGE Exit Facility shall otherwise be terminated; (ii) any lender of any Additional Unsecured Debt shall accelerate or otherwise demand repayment of any obligation under such Additional Unsecured Debt or commence any action or proceeding to collect any amount due thereunder and such Additional Unsecured Debt shall not be either (x) repaid by a member of the LGE Group (other than the Borrower and its Subsidiaries) within three (3) Business Days, or (y) refinanced with replacement Additional Unsecured Debt having substantially similar terms, and evidenced by documentation in form and substance acceptable to the Agent, within three (3) Business Days; or (iii) any LGE Group member shall demand reimbursement of all or part of any payment made by such Person pursuant to a guaranty of any Additional Unsecured Debt; or (iv) there shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Indebtedness (other than the LGE Exit Facility, the Additional Unsecured Debt and the Restructured PIK Note) of the Borrower or any of the Borrower's Subsidiaries in an aggregate principal amount exceeding $2,000,000, including, without limitation, the New Debentures;"

     12. Amendment to Schedule. Schedule C-1 to the Credit Agreement, Commitment Ratios, is hereby deleted in its entirety and replaced with Schedule C-1 attached hereto.

     13. Waiver and Consent. The Borrower is engaged in, among other things, the business of selling extended warranty contracts, and providing extended warranty services, to consumers (the "Warranty Business"). The Borrower is seeking a purchaser to buy all assets comprising, and assume all liabilities relating to, the Warranty Business (the "Warranty Sale"). The Borrower has requested that the Agent, the Issuing Bank, and the Lenders waive the provisions of Section 7.7(b) of the Credit Agreement with respect to, and consent to, the Warranty Sale. Accordingly, the Agent, the Issuing Bank and the Lenders hereby waive the provisions of Section 7.7(b) of the Credit Agreement with respect to the sale of the Warranty Business and hereby consent to the Warranty Sale; provided that (a) the Warranty Sale occurs on terms, and is subject to documentation, in each case in form and substance acceptable to the Agent in its discretion, (b) the Borrower delivers to the Agent a copy of the closing statement and the final documentation for the Warranty Sale promptly upon the consummation thereof, and (c) the Net Cash Proceeds received by Borrower from the Warranty Sale shall be paid on the date of receipt of such Net Cash Proceeds by the Borrower to the Lenders as a mandatory payment of the Revolving Loans. The Commitment shall not be reduced by the amount of the payment of the Revolving Loans due hereunder; provided, however, to the extent any of the Warranty Business assets constitute Other Assets, the advance amount in connection with the Other Assets set forth in clause (g) of the Borrowing Base shall be permanently reduced by the amount attributable to such Other Asset as set forth on Schedule O-1 to the Credit Agreement. Additionally, the Agent, the Issuing Bank and the Lenders consent to the liquidation and dissolution of Zenith Video Tech Corporation and Zenith Video Tech Corporation-Florida (the "Warranty Subsidiaries") upon (i) the completion of the Warranty Sale, and (ii) the delivery to the Agent of evidence that the Warranty Subsidiaries have no assets or liabilities (other than their Guaranty of the

Obligations) and that all regulatory requirements for such liquidation and dissolution have been satisfied, and the Agent, the Issuing Bank and the Lenders waive the provisions of Section 7.7(a) of the Credit Agreement with respect to such liquidation and dissolution. The Lenders authorize the Agent to execute and deliver any release documents reasonably necessary to release (i) the Liens of the Agent and the Lenders on the Warranty Business assets sold in connection with the Warranty Sale, upon the Agent's approval of the terms of, and the documentation for, the Warranty Sale, and (ii) the Liens of the Agent and the Lenders on the assets of the Warranty Subsidiaries and the Guaranty of the Obligations of the Warranty Subsidiaries in connection with the liquidation thereof.

     14. No Other Amendment or Waivers. Except for the amendments and waiver expressly set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect. The Borrower acknowledges and expressly agrees that the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents.

     15. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Agent, the Issuing Bank, and each Lender, as follows:

          (a) the Borrower has the corporate power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

          (b) this Amendment has been duly authorized, validly executed and delivered by one or more authorized signatories of the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

          (c) the execution and delivery of this Amendment and performance by the Borrower under the Credit Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor contravene or conflict with the charter documents of the Borrower, or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which any of its properties are or may become bound; and

          (d) as of the date hereof, and after giving effect to this Amendment
     (i) no Default or Event of Default exists under the Credit Agreement or is caused by this Amendment, and (ii) each representation and warranty set forth in Article 4 of the Credit Agreement is true and correct, except (x) to the extent previously fulfilled in accordance with the terms of the Credit Agreement, as amended hereby, or (y) to the extent specifically relating to the Agreement Date.

     16. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

     17. Expenses. The Borrower agrees to pay all reasonable expenses of the Agent incurred in connection with this Amendment, including, without limitation, all fees and expenses of counsel to the Agent.

     18. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     19. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

     20. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

     21. Effectiveness. This Amendment shall be effective as of the date first set forth above upon the Agent's receipt of (i) an amendment fee for the account of each Lender that delivers to the Agent prior to 5:00 p.m. (New York City time) on December 4, 2000, such Lender's executed counterpart signature page to this Amendment, in an amount equal to one-eighth of one percent of such Lender's pro rata share (based on its Commitment Ratio) of $110,000,000, (ii) a counterpart hereof duly executed by the Borrower and the Majority Lenders, and
(iii) the payment of such other fees, and the delivery of such other documentation, as the Agent may reasonably request.



          [the remainder of this page is intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers, effective as of the day and year first written above.


BORROWER:           ZENITH ELECTRONICS CORPORATION


                    By: /s/ Hyon Ick Jo
                        -----------------------------------
                    Name:  Hyon Ick Jo
                    Its: Senior vice President and Chief Financial Officer

AGENT:              CITICORP NORTH AMERICA, INC.


                    By:  /s/ Thomas M. Halsch
                         ------------------------------
                    Name:  Thomas M. Halsch
                    Its:  Vice President


ISSUING BANK:       CITIBANK, N.A.


                    By:  /s/ Thomas M. Halsch
                    Name:  Thomas M. Halsch
                    Its: Vice President


LENDERS:            CITICORP USA, INC.


                    By:  /s/ Thomas M. Halsch
                    Name:  Thomas M. Halsch
                    Its:  Vice President


                    HELLER FINANCIAL, INC.


                    By:  /s/ Albert J. Forzano
                    Name:  Albert J. Forzano
                    Its:  Vice President


                    GMAC COMMERCIAL CREDIT LLC


                    By:  /s/ Frank Imperato
                    Name:  Frank Imperato
                    Its:  Senior Vice President

                    FLEET BUSINESS CREDIT CORPORATION


                    By:  /s/ Patrick McConnell
                    Name:  Patrick McConnell
                    Its:  Vice President


                    TRANSAMERICA BUSINESS CREDIT CORPORATION


                    By:  /s/ Michael S. Burns
                    Name:  Michael S. Burns
                    Its:  Senior Vice President


                    FOOTHILL CAPITAL CORPORATION


                    By:  /s/ Michael P. Baranowski
                    Name:  Michael P. Baranowski
                    Its:  Vice President


                    LASALLE BANK NATIONAL ASSOCIATION


                    By:  Regina C. Gornick
                    Name:  Regina C. Gornick
                    Its:  Vice President


                    AMSOUTH BANK


                    By:  /s/ Kathleen F. Kerlinger
                    Name:  Kathleen F. Kerlinger
                    Its:  Attorney-in-fact


                    NATIONAL CITY COMMERCIAL FINANCE, INC.


                    By:  /s/ Gregory A. Godec
                    Name:  Gregory A. Godec
                    Its:  Senior Vice President